Press Release

                         Dialysis Corporation of America
                                    Reports
                           First Quarter 2009 Results

Linthicum, Maryland, Tuesday, May 5, 2009 - Dialysis Corporation of America (NASDAQ-DCAI) announced its financial results for the first quarter of 2009.

     *  Quarter end patient census approximated 2,000.
     * Operating revenues for the first quarter of 2009 were $23.5 million compared to $20.5 million for the same period last year, a 15% increase.
     * Operating income was $793,000 for the first quarter of 2009 compared to $1.3 million for the same period last year.
     * Net income attributable to the company for the quarter was $180,000 or $0.02 per basic and diluted share compared to $449,000 or $0.05 per basic and diluted share for the same period last year.

Items impacting comparability between the first quarter of 2009 and the first quarter of 2008 include:

     *  The first quarter of 2009 included the following non-recurring items:
        > The expense for the first of three annual $265,000 contributions pursuant to a grant agreement with the University of Cincinnati. This expense will not be recurring during the remainder of 2009, but is expected to recur in the first quarter of each of the next two years.
        > Transitional costs and uncertainties surrounding some commercial revenue associated with our new Hyattsville center in the amount of $150,000.
        > Additional estimated bad debt expense of approximately $100,000 due to a first quarter increase in commercial patient mix.
     * Corporate SG&A costs increased by approximately $340,000, before the University of Cincinnati grant cost, over the same period last year, while flat on a sequential quarterly basis.
     * Pre-tax costs associated with opening new centers were $61,000 for the first quarter of 2009 compared to $176,000 for the same period last year.
     * Non-cash stock compensation expense was $85,000 for the first quarter of 2009 compared to $75,000 for the same period last year.

Stephen Everett, President and Chief Executive Officer, commented, "While at first glance the net income for the quarter is below our expectations, we essentially hit our internal targets after taking into account the $515,000 of one-time items impacting operating income. Without these costs, operating income would have been approximately $1,310,000. Additionally, it should be noted that our SG&A costs are $340,000 above last year's same period due to the ongoing significant investment in our infrastructure in 2008, yet as expected are essentially flat on a sequential basis. This, along with our continued development activities, including two new denovo centers recently announced, should help pave the way for the future operational and financial growth we are expecting. "

Dialysis Corporation of America will be hosting a conference call in conjunction with its earnings release for the first quarter of 2009. The conference call will be held on Wednesday, May 6, 2009 at 10:00 a.m. EDT.
The call is accessible either by dialing 1-866-244-4576 (enter attendee code: 1354397), or through simulcast on the internet at http://www.startconference.com, using conference ID 2135668. Participants may be asked to provide the title of the conference call, which is "Dialysis Corporation of America First Quarter Earnings." A replay of the conference call will be available on the company's website, www.dialysiscorporation.com, for a period of thirty days following the conference call.

Dialysis Corporation of America owns and operates freestanding kidney hemodialysis centers located in Georgia, Maryland, New Jersey, Ohio, Pennsylvania, South Carolina, and Virginia, and provides in-hospital dialysis services on a contract basis to certain hospitals located in the those states. The company provides patients with their choice of a full range of quality in-center, acute or at-home hemodialysis services.

This release contains forward-looking statements that are subject to risks and uncertainties that could affect the business and prospects of the company and cause actual results and plans to differ materially from those anticipated. Those factors include, but are not limited to, increases in interest rates, the possible need for and availability of additional financing, the company satisfying the covenants and conditions of its credit facility, certain delays beyond the company's control with respect to future business events, the highly competitive environment in the establishment and operation of dialysis centers, the ability to develop or acquire additional dialysis facilities, whether patient bases of the company's dialysis facilities can mature to provide profitability, the extensive regulation of dialysis operations, government rate determination for Medicare reimbursement, pricing pressure from private payors, and other risks detailed in the company's filings with the SEC, particularly as described in the company's annual report on Form 10-K for the fiscal year ended December 31, 2008. The historical results contained in this press release are not necessarily indicative of future performance of the company.

Other Dialysis Corporation of America press releases, corporate profile, corporate governance materials, quarterly and current reports, and other filings with the Securities and Exchange Commission are available on Dialysis Corporation of America's internet home page: http://www.dialysiscorporation.com.

CONTACT: For additional information, you may contact Dialysis Corporation of America, 1302 Concourse Drive, Suite 204, Linthicum, MD 21090; Telephone Number (410) 694-0500; Attention: Investor Relations.

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                DIALYSIS CORPORATION OF AMERICA AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (unaudited)
           (dollars in thousands, except share and per share amounts)

                                                 Three Months Ended March 31
                                                 ---------------------------
                                                         2009       2008
                                                         ----       ----
Operating revenues:
   Sales:
    Medical services revenue                            $23,168    $20,195
    Product sales                                           289        290
                                                        -------    -------
     Total sales revenues                                23,457     20,485
                                                        -------    -------

Operating costs and expenses:
   Cost of sales revenues:
    Cost of medical services                             14,431     12,358
    Cost of product sales                                   160        161
                                                        -------    -------
     Total cost of sales revenues                        14,591     12,519
   Selling, general and administrative expenses:
      Corporate                                           2,990      2,388
      Facility                                            3,601      3,082
                                                        -------    -------
     Total                                                6,591      5,470
   Stock compensation expense                                85         75
   Depreciation and amortization                            726        662
   Provision for doubtful accounts                          671        430
                                                        -------    -------
                                                         22,664     19,156
                                                        -------    -------

Operating income                                            793      1,329

Other expense, net                                          (14)       (42)
                                                        -------    -------

Income before income taxes                                  779      1,287

Income tax provision                                        242        380
                                                        -------    -------

Net income                                                  537        907

Less: net income attributable to noncontrolling
        interests                                           357        458
                                                        -------    -------

     Net income attributable to the company             $   180    $   449
                                                        =======    =======
Earnings per share:
  Basic                                                   $.02       $.05
                                                          ====       ====
  Diluted                                                 $.02       $.05
                                                          ====       ====
Weighted average shares outstanding:
  Basic                                                9,590,778   9,580,096
                                                       =========   =========
  Diluted                                              9,612,637   9,614,591
                                                       =========   =========

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                DIALYSIS CORPORATION OF AMERICA AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                             (dollars in thousands)

                                                      March 31,  December 31,
                                                        2009         2008
                                                      ---------  ------------
                                                     (unaudited)

Assets
Current assets:
  Cash and cash equivalents                             $ 3,380    $ 6,543
  Accounts receivable, net                               20,849     21,494
  Inventories, net                                        2,699      2,919
  Deferred income tax asset                               1,185      1,185
  Other current assets                                    2,757      2,978
                                                        -------    -------
          Total current assets                           30,870     35,119
                                                        -------    -------

Property and equipment                                   33,561     32,987
Less:  accumulated depreciation and amortization         15,105     14,452
                                                        -------    -------
                                                         18,456     18,535
                                                        -------    -------

Goodwill                                                 16,492     16,492
Other assets                                                908        933
                                                        -------    -------
          Total other assets                             17,400     17,425
                                                        -------    -------
                                                        $66,726    $71,079
                                                        =======    =======

Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable and accrued expenses                 $13,384    $14,717
  Income taxes payable                                       36         61
  Current portion of long-term debt                          70         74
                                                        -------    -------
          Total current liabilities                      13,490     14,852

Deferred income taxes                                     1,275      1,275
Long-term debt, less current portion                     11,260     14,276
                                                        -------    -------
          Total liabilities                              26,025     30,403
                                                        -------    -------

Commitments and Contingencies
Equity:
  Common stock                                               96         96
  Additional paid-in capital                             16,086     16,001
  Retained earnings                                      19,347     19,167
                                                        -------    -------
          Total company stockholders' equity             35,529     35,264

  Noncontrolling interests                                5,172      5,412
                                                        -------    -------
         Total equity                                    40,701     40,676
                                                        -------    -------
                                                        $66,726    $71,079
                                                        =======    =======

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                DIALYSIS CORPORATION OF AMERICA AND SUBSIDIARIES

                         SUPPLEMENTAL OPERATING DATA
                                (unaudited)

                            Three Months Ended March 31, Quarter-to-Quarter
                            ----------------------------      Change %
                                  2009         2008           ---------
                                  ----         ----

Operating data:
Treatments                        71,490      65,321            9.4%

Patient revenue per treatment     $324.08     $309.17           4.8%
Same center growth data:
  Same center treatment growth      3%          5%


  Same center revenue per
       treatment change             7%          9%


 Same center patient revenue
       growth                      10%         15%

                               1st Quarter  4th Quarter
                                   2009        2008

Key clinical metrics:
 Treatment adequacy (% of pts
    with Kt/V greater than 1.2)     97%         97%
 Anemia management (% of pts
    with Hgb greater than 11)       81%         82%
 Venous access (% of pts with AVF)  57%         56%

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